Exhibit 99.3

SENT VIA FACSIMILE AND EMAIL

September 11, 2008

Hexion Specialty Chemicals, Inc.

Attention:  William H. Carter

180 East Broad Street

Columbus, OH 43215

Facsimile: (614) 225-7299

Re:          Hexion’s Consent to Backstop Commitment Offer

Dear Sir:

Reference is made to your letter dated September 11, 2008.   Thank you for your consent.  Accordingly, we have accepted the backstop commitments (the “Backstop Proposals”).  The Backstop Proposals guarantee that no less than $416,460,102 of additional cash will be added to Huntsman’s balance sheet concurrent with the closing of the merger.

With respect to your conditions referenced in your letter, we would expect to address the points you raise to the extent your conditions are reasonable and appropriate.

We reiterate our view that there is no “gap” between the financing available under your commitment letter and the appropriate uses for the funds at closing.  Moreover, we believe that the combined entity would be solvent and thus these backstop payments would only serve to enhance the post-closing liquidity and flexibility of the combined entity following the merger.

We also reiterate that the Backstop Proposals by their terms are just that:  backstops.  If you honestly believe that the combined entity would not be solvent on your chosen capital structure without the backstop payments, you are in breach of your obligations under the merger agreement as a result of your failure to pursue the CVRs, raise equity or take all the other actions that are available to you to shore up your own balance sheet.  You have been offered more funds at closing than that provided by the Backstop Proposals, and you have to date knowingly and intentionally refused to pursue any other available financing, even on terms as favorable as those reflected in the CVRs.  We reserve all rights under the merger agreement or otherwise.

We must take issue with your “concern” about the accuracy and completeness of our public statements.  Our public statements have not been inaccurate or incomplete and we do not appreciate the suggestion otherwise. We fully recognize that we are engaged in litigation that you initiated and that the parties are this week setting forth the respective cases before the Delaware Chancery Court. We are confident that the evidence in the litigation will prove out our views.

10003 Woodloch Forest Drive, The Woodlands, Texas 77380

Tel:  281-719-6000  Fax:  281-719-6416  www.huntsman.com

If you have any questions or concerns, please do not hesitate to contact the undersigned at (801) 584-5830.

Huntsman Corporation

/s/ SAMUEL D. SCRUGGS
Samuel D. Scruggs
Executive Vice President and General Counsel

cc:	Ellen Berndt and Craig O. Morrison (via e-mail)
Jordan Zaken and Scott Kleinman (via e-mail)
John M. Scott, Esq. (via e-mail)
Andrew J. Nussbaum, Esq. (via e-mail)